UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Definitive Proxy Statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Additional Materials

☑	Soliciting Material Pursuant to § 240.14a-12
3COM CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table below per Exchange Act rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

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☐	Fee paid previously with preliminary materials.

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This filing consists of (1) an email sent by 3Com’s Employee Communications department to all 3Com employees on November 17, 2009, and (2) an employee Q&A sheet sent to all 3Com employees on November 17, 2009.
Employee Communications Email
As follow-on to our announcement of the signing of the definitive agreement to be acquired by HP, we have developed additional responses to questions related to employee benefits and compensation. We recognize that you are curious about what’s happening, what’s going to occur and how it may impact you. While this is an exciting time with new opportunities, we also understand that the uncertainty around the integration plans can be stressful.
To help ensure you have the information you need during this time, we will continue to anticipate your questions and provide answers that reflect the terms of the merger agreement.
There is still a lot of work to be done to secure the approvals required to finalize this transaction, but we are committed to answering questions as best we can and helping you prepare for this organizational change. In the meantime, we should all focus on the critical day-to-day operations of our business and continue to meet our company and individual objectives.
If you have additional questions, we encourage you to submit them to Employee Communications

Employee Q&A
(The benefits described below shall be subject to any applicable local legal requirements.)
What happens to my health and welfare benefits from now until the deal closes?
All health and welfare benefits will stay in place until the deal closes.
What happens to my health and welfare benefits after close?
After closing of the deal and for a period of at least six months, employees who continue to be employed by HP shall receive health and welfare benefits that are, in the aggregate, no less favorable than those benefits in place prior to closing.
When will I be eligible to participate in HP benefits?
HP will provide more detailed information as to your participation in HP benefit plans after closing. However, for a period of at least six months, continuing employees shall participate in health and welfare benefits that are, in the aggregate, no less favorable than those benefits in place prior to closing.
When will information on HP benefit plans and programs be available?
HP plans to conduct Benefit Overview sessions in the coming weeks for 3Com employees globally.
What happens to my PTO balance?
Accrued PTO balances will be carried over to HP; however, you may receive a cash payment from 3Com for any unused PTO that HP determines is not administratively practicable to continue to honor under HP’s applicable PTO and/or vacation programs.
Will we get credit for 3Com service at the time of closing?
With respect to the 3Com severance plans, your 3Com service will be recognized, for the one-year period following closing during which such plans are kept in place, to the same extent it was recognized prior to the closing of the deal.
With respect to employee benefits other than severance, your 3Com service will be recognized to the same extent it was recognized prior to the closing of the deal only for purposes of service awards, determining the amount of vacation accrual for which you are eligible, and for purposes of vesting under HP’s 401(k) plan.
What is the status of the ESPP program?
The current ESPP program will continue as planned. However, if the closing will occur before the next regularly scheduled purchase date, a new purchase date will be set so that the offering period ends as of the last business day prior to closing, or if more administratively practical, as of the last payroll date immediately prior to closing. All contributions made as of this new purchase date will be used to purchase 3Com shares. Once the ESPP purchase is complete, the 3Com shares shall be treated for all purposes as 3Com common stock. Other than the potential shortened contribution period, the other aspects of the ESPP program remain unchanged. We will provide employees participating in the ESPP program with further details regarding the final purchase date when the closing date is set.
What happens to the 3Com shares (common stock) that I already own? This may include shares received from vested RSU grants, shares I may have purchased on the open market or under the ESPP.
Regardless of how you acquired the shares, the shares of 3Com common stock that you own will be converted to cash upon closing. Each share of 3Com common stock is being purchased by HP at a price of $7.90 per share. In the alternative, you may, prior to the closing of the transaction and as long as the trading window is open and you are not prevented from trading due to your possession of material non-public information or otherwise restricted by notice from the Chief Compliance Officer, trade your shares of 3Com common stock.
What happens to my unvested Restricted Stock Units (RSUs)?
RSUs payable in shares of 3Com common stock that are unvested as of the closing of the deal will be assumed and converted to RSUs payable in shares of HP common stock. Vesting will continue under the same terms and conditions as prior to the closing. Further details regarding the assumption of the RSUs by HP will be provided to holders of such unvested RSUs in the coming weeks or months.
What happens to my outstanding stock options?
Vested stock options that have an exercise price less than $7.90 per share and are outstanding immediately prior to the closing will be terminated and the holder of such options will receive a cash payment for each share subject to the option equal to $7.90 less the per share exercise price and all applicable tax withholding. Unvested stock options and options with an exercise price equal to or greater than $7.90 per share will be assumed by HP and converted into options to acquire shares of HP common stock with essentially the same terms as the original 3Com stock option grant. Further details regarding the cash-out of vested options with exercise prices less than $7.90 per share and the assumption of unvested options and options with exercise prices equal to or greater than $7.90 per share will be provided to holders of such options in the coming weeks or months.
What happens to unvested RSUs and/or stock options if I am terminated after the closing?
If you are terminated involuntarily due to RIF, restructuring or job elimination within one year of the closing, 50% of your unvested RSUs and/or stock options will vest upon your termination. Certain employees may be entitled to additional equity award acceleration in accordance with their applicable severance plans and/or arrangements.
Will we still receive our 3Bonus for the first half FY2010?
If we meet our performance objectives for the first half of the fiscal year, you will receive your 3Bonus payout, due to be paid in January 2010 for the period ending November 30, 2009.

What about 3Bonus for 2H FY2010?
The program remains in place until the deal closes, which is expected to be some time in the first half of 2010. For the 3Bonus period in which the closing occurs, eligible employees will receive the pro rata percentage of his/her target bonus.
What about Sales Commission Plans?
The program remains in place until the deal closes, which is expected to be some time in the first half of 2010.
What about our annual Merit program?
Eligible employees will continue to be considered under our annual merit program. 3Com senior management is reviewing program eligibility for 2009.
Will I remain eligible for severance benefits if my position is eliminated after closing?
If you are involuntarily terminated due to a reduction-in-force, restructuring or job elimination within the one-year period following the closing of the deal and you were covered by a 3Com severance plan immediately prior to the closing, you will be entitled to receive severance benefits under such severance plan in accordance with its terms and conditions. Severance contracts will be honored by HP.
Are there any restrictions on our regular operations?
As a general principle, we can conduct business in the ordinary course as usual. In fact, applicable law requires us to operate as separate, stand-alone companies that compete in the marketplace until we close this transaction. That said, we have agreed to abide by certain restrictions from now until closing. A separate communication will be sent to senior managers to make them aware of these items. Please consult with Legal if you have any questions.
For U.S. Employees:
What is the status of U.S. Open Enrollment?
Benefits open enrollment for employees in the U.S. begins November 16th and will continue through December 4th, as planned.
Will I get credit for any deductibles already paid toward health benefits?
Yes. Continuing employees will receive credit for deductibles paid in the year in which the closing of the deal occurs for medical, dental, vision and pharmaceutical benefits.
What happens to our 401(k) plan?
Our 401(k) plan will be terminated in connection with the deal, immediately prior to the closing; however, HP has committed to allow continuing employees to participate in HP’s 401(k) plan within

3 months after the close. If HP is unable to provide for such participation, they have committed to pay continuing employees an amount substantially equivalent to what they would have received as a matching contribution under HP’s 401(k) plan, if any, had they been enrolled (without regard to any tax benefit that the 401(k) plan would have provided).
What do I do if I have an outstanding 401(k) loan?
HP will take all steps reasonably necessary to permit your loan to rollover from 3Com’s 401(k) plan into HP’s 401(k) plan. HP will provide information regarding your participation in the HP 401(k) plan and the steps necessary to take to rollover your outstanding 401(k) loan after closing.
Additional Information and Where to Find It
3Com Corporation (“3Com”) plans to file with the Securities and Exchange Commission (the “SEC”) and furnish to its stockholders a proxy statement in connection with the proposed merger with 3Com, pursuant to which 3Com would be acquired by Hewlett-Packard Company (the “Merger”). The proxy statement will contain important information about the proposed Merger and related matters. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE.
Investors and stockholders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by 3Com through the web site maintained by the SEC at www.sec.gov, and from 3Com by contacting Investor Relations by mail at 3Com Corporation, 350 Campus Drive, Marlborough, MA 01752-3064 (Attention: Investor Relations), by phone at 508-323-1198, or by going to 3Com’s Investor Information page on its corporate web site at www.3com.com (click on “Investor Information”, then on “SEC Filings”).
3Com and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of 3Com in connection with the proposed Merger. Information regarding the interests of these directors and executive officers in the transaction described herein will be included in the proxy statement described above. Additional information regarding these directors and executive officers is also included in 3Com’s proxy statement for its 2009 Annual Meeting of Stockholders, which was filed with the SEC on August 7, 2009. This document is available free of charge at the SEC’s web site at www.sec.gov, and from 3Com by contacting Investor Relations by mail at 3Com Corporation, 350 Campus Drive, Marlborough, MA 01752-3064 (Attention: Investor Relations), by telephone at 508-323-1198, or by going to 3Com’s Investor Information page on its corporate web site at www.3com.com (click on “Investor Information”, then on “SEC Filings”).
Note on Forward-Looking Statements
The subject document contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including but not limited to, statements regarding the expected benefits and costs of the transaction, the plans, strategies and objectives of management for future operations, and the expected closing of the proposed Merger. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including, but not limited to, the ability of the parties to consummate the proposed Merger, satisfaction of closing conditions precedent to the consummation of the proposed Merger, including obtaining antitrust approvals in the U.S., Europe and China, the ability of HP to successfully integrate 3Com’s operations and employees, the ability to realize anticipated synergies and cost savings of the proposed Merger, and such other risks as identified in 3Com’s Annual Report on Form 10-K for the fiscal year ended May 29, 2009, and 3Com’s most recent Quarterly Report on Form 10-Q, each as filed with the SEC, which contain and identify important factors that could cause the actual results to differ materially from those contained in the forward-looking statements. 3Com assumes no obligation to update any forward-looking statement contained in the subject document.